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Illinois Superconductor Announces Court Approves $5 Million Settlement
Press Release issued on 4/27/01

Exhibit 99.1

News Release

CONTACT: Mr. Charles F. Willes, Chief Financial Officer Ms. Maureen Murnane, Investor Relations PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ILLINOIS SUPERCONDUCTOR ANNOUNCES COURT APPROVES $5 MILLION SETTLEMENT

Mt. Prospect, IL (April 27, 2001) – ISCO International (Illinois Superconductor Corporation) (OTC Bulletin Board: ISCO), a leading supplier of interference-management solutions for the wireless telecommunications industry, announced today that a previously disclosed settlement of shareholder litigation was approved by the court on April 27, 2001, which will result in the Company receiving $5 million, less attorney fees. The court awarded attorney fees of $1.5 million in this settlement.

In addition, relating to the previously announced $15 million court approved settlement, the court approved the release of the final $1.5 million in attorney’s fees held in escrow since March 30th.

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the adverse effects on liquidity of the Company’s common stock because of its de-listing from the NASDAQ National Market in June 1999; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.